Exhibit 10.36

Career Education Corporation

Non-Employee Director

Share Accumulation Program

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE

This Non-Employee Director Share Accumulation Program (the “Program”) is created to set forth the Award that may be available for Grantees who are non-employee directors of the Company, and who have each elected to participate in the Program (each, a “Participating Director”), payable in cash or Shares (which Shares are issued pursuant to the Career Education Corporation 2008 Incentive Compensation Plan (the “Plan”)).

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

ARTICLE 3

ELIGIBILITY

Subject to and upon the terms and conditions set forth in this Program and the Plan, each non-employee director of the Company shall have the ability to become a Participating Director.

ARTICLE 4

STOCK AWARDS

4.1 Share Payment Elections. With respect to any calendar year, each non-employee director shall have the opportunity to become a Participating Director by electing to receive a percentage of his or annual retainer installments and quarterly meeting fees paid in the form of Shares. Such percentage shall not exceed one hundred percent (100%), of (a) each installment of his or her annual retainer, which is typically paid in four (4) equal installment on the fifth business day after the end of each calendar quarter, and (b) the meeting fees accrued by such director during any calendar quarter, which fees are typically paid on the fifth business day after the end of each calendar quarter with respect to meetings held during such calendar quarter. Such election shall be evidenced by completing and executing the Share Payment Election Form attached hereto as Exhibit A (the “Share Payment Election”) and submitting such Share Payment Election to the Company no later than December 31 of the calendar year which immediately precedes the calendar year with respect to which the Share Payment Election applies. Notwithstanding the foregoing, to the extent that an individual becomes a non-employee director of the Company during a calendar year, such individual shall have the opportunity to become a Participating Director with respect to such calendar year by completing a Share Payment Election and submitting it to the Company within thirty (30) days of first becoming a non-employee director of the Company. Any Share Payment Election completed during the calendar year pursuant to the immediately preceding sentence shall only apply on a prospective basis. Any Share Payment Election submitted to the Company pursuant to this Section 4.1 shall become irrevocable as of the deadline for submission of such Share Payment Election (i.e., December 31 or thirty (30) days after becoming a non-employee director, as applicable), and shall remain in effect until the beginning of the calendar year following the calendar year with respect to which such Share Payment Election applies.

4.2 Share Payment Related to Annual Retainer Installment. On the date of the payment of each quarterly installment of the annual retainer (the “Installment Payment Date”), the cash payment due to each Participating Director shall be reduced by the relevant percentage set forth on the applicable Share Payment Election. The amount of such reduction (the “Retainer Share Amount”) shall be paid in cash or Shares as described in Section 4.4(a).

4.3 Share Payment Related to Quarterly Meeting Fees. On the date of the payment of the meeting fees for each calendar quarter (the “Meeting Fee Payment Date”), the cash payment due to each Participating Director shall be reduced by the relevant percentage set forth on the applicable Share Payment Election. The amount of such reduction (the “Meeting Fee Share Amount,” and together with the Retainer Share Amount, the “Share Amounts”) shall paid in cash or Shares as described in Section 4.4(b).

4.4 Settlement of Retainer Share Amount and Meeting Fee Deferred Amount.

(a) Retainer Share Amount. On each Installment Payment Date, the Participating Director shall receive a number of Shares equal to the result of the following formula:

A / B

Where

A =        The Retainer Share Amount; and

B =        The Fair Market Value of a Share on the Installment Payment Date.

Notwithstanding the foregoing, if a Participating Director incurs a Termination of Service, or if a Change in Control occurs, prior to an Installment Payment Date, then, on the applicable Installment Payment Date, no Shares shall be issued pursuant to this Program, and any quarterly retainer amounts due shall be paid solely in cash.

(b) Meeting Fee Share Amount. On each Meeting Fee Payment Date, the Participating Director shall receive a number of Shares equal to the result of the following formula:

C / D

Where

C =        The Meeting Fee Share Amount; and

D =        The Fair Market Value of a Share on the Meeting Fee Payment Date.

Notwithstanding the foregoing, if a Participating Director incurs a Termination of Service, or if a Change in Control occurs, prior to a Meeting Fee Payment Date, then, on the applicable Meeting Fee Payment Date, no Shares shall be issued pursuant to this Program, and the meeting fees for such quarter, if any, shall be paid solely in cash.

(c) Fractional Amounts. Any portion of the Retainer Share Amount which would otherwise relate to fractional Shares shall be paid to the Participating Director in cash no later than ninety (90) days following of the relevant Installment Payment Date. Any portion of the Meeting Fee Share Amount which would otherwise relate to fractional Shares shall be paid to the Participating Director in cash no later than ninety (90) days after the relevant Meeting Fee Payment Date.

(d) Nature of Awards. For purposes of the Plan, Shares issued pursuant to this Section 4.4 shall be considered an Award of Shares (as described in Section 2.2 of the Plan).

ARTICLE 5

MISCELLANEOUS

5.1 Stock Issuance. Upon payment of Shares pursuant to Section 4.4 hereof, the Company, in its sole discretion, shall either (a) credit the applicable number of Shares to the Participating Director in a book entry on the records kept by the Company’s stockholder record keeper or (b) cause to be issued certificates for such Shares.

5.2 Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and transfer of any Shares pursuant to this Program and the Plan shall relieve the Company of any liability with respect to the non-issuance or transfer of such Shares as to which such approval shall not have been obtained. However, the Company shall use its best efforts to obtain all such approvals.

5.3 Plan and Program Amendment. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Participating Director, adversely affect the rights of such Participating Director under this Program with respect to any Share Payment Election then in effect, except as otherwise provided in the Plan. This Program and any Share Payment Election may be amended as provided under the Plan, but no such amendment shall adversely affect the Participating Director’s rights under this Program or an applicable Share Payment Election without the Participating Director’s written consent, unless otherwise permitted by the Plan.

5.4 No Stockholder Rights. The Participating Director shall have no rights as a stockholder of the Company with respect to the Shares granted pursuant to this Program, unless and until Shares are paid pursuant to Section 4.4 hereof and issued pursuant to Section 5.1 hereof.

5.5 Disclosure Rights. Except as required by applicable law, the Company (or any of its affiliates) shall not have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock, and such holder shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with receipt of Common Stock.

5.6 Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to either (a) cause to be issued or delivered any certificates for Shares, or (b) cause a book entry related to Shares to be entered on the records of the Company’s stockholder record keeper, unless and until the Company is advised by its counsel that such issuance and delivery of such certificates or entry on the records, as applicable, is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such issuance and delivery of such certificates or entry on the records, as applicable, and in order to ensure compliance with such laws, regulations and requirements, that the Participating Director make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

5.7 Committee Action. By adopting this Program under the Plan, the Committee is exercising the power, authority and discretion granted to the Committee pursuant to Section 3.2(b) of the Plan and the interpretative authority granted to the Committee pursuant to Section 3.2(r) of the Plan.

EXHIBIT A

FORM OF SHARE PAYMENT ELECTION

This Share Payment Election shall apply to annual retainer installment payments and meeting fee payments made to the Participating Director in respect of board service during calendar year [2010] (the “Calendar Year”). Except as otherwise provided in the Non-Employee Director Share Accumulation Program (the “Program”) under the Career Education Corporation 2008 Incentive Compensation Plan (the “Plan”), this Share Payment Election Form must be signed and returned to the Company no later than December 31, [2009] to be effective.

Capitalized terms used but not otherwise defined on this Share Payment Election shall have the meaning given to such terms in the Plan and the Program.

1.	Participating Director Information

Name:
Address:

2.	Share Payment Election

(a)	Retainer Payments. Pursuant to Section 4.1 and 4.2 of the Program, I hereby elect to have % (up to a maximum of 100%) of each quarterly annual retainer installment, which is paid to me with respect to quarters occurring during the Calendar Year, paid to me in Shares. I understand that if I incur a Termination of Service, or a Change in Control occurs, prior to the date that any quarterly annual retainer installment is paid, then no Shares will be issued in connection with such quarterly annual retainer installment, and all amounts related thereto will be paid in cash.

(b)	Meeting Fees. Pursuant to Section 4.1 and 4.3 of the Program, I hereby elect to have % (up to a maximum of 100%) of all meeting fee payments, which are paid to me with respect to meetings occurring during the Calendar Year (which fees are typically paid five (5) business days after the end of each calendar quarter with respect to meetings occurring during such quarter), paid to me in Shares. I understand that if I incur a Termination of Service, or a Change in Control occurs, prior to the date that any quarterly meeting fee payment is made, then no Shares will be issued in connection with such quarterly meeting fee payment, and all amounts related thereto will be paid in cash.

3.	Acknowledgements

I hereby agree and acknowledge that:

(a) this Share Payment Election, when read together with the Program, shall constitute in Award Agreement under the Plan for an Award of Shares pursuant to Section 2.2 of the Plan;

(b) that the provisions of the Plan, Program and this Share Payment Election shall inure to the benefit of, and be binding upon, my succeeding administrators, heirs and legal representatives and the successors and assigns of the Company;

(c) the Program and this Share Payment Election shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets; and

(d) I am responsible for all taxes and tax consequences with respect to the Shares granted pursuant to the Program and this Share Payment Election and it is my responsibility to obtain any advice that I deem necessary or appropriate with respect to any and all tax matters that may exist with respect to the Shares granted pursuant to the Plan, the Program and this Share Payment Election.

4.	Signature

I understand that except as provided in the Program, this Share Payment Election Form is irrevocable. I also understand that my election is subject to the terms and conditions of the Plan and Program. I have received and read a copy of the Plan and Program or have received an adequate explanation of the Plan and Program before signing this form.

Participant Signature	Date